EXHIBIT 3.1


                               CHAPMAN AND CUTLER
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603

                                  May 20, 2003

Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, Illinois  60181-5555


                   Re: Van Kampen Focus Portfolios, Series 393
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Ladies/Gentlemen:

     We have served as counsel for Van Kampen Funds Inc. as sponsor and depositor of Van Kampen Focus Portfolios, Series 393 (the "Fund"), in connection with the preparation, execution and delivery of a trust agreement dated May 20, 2003 (the "Trust Agreement"), among Van Kampen Funds Inc., as depositor (the "Depositor"), Cohen & Steers Capital Management, Inc. or Van Kampen Investment Advisory Corp., each as a supervisor, and The Bank of New York, as trustee (the "Trustee"), pursuant to which the Depositor has delivered to and deposited the securities listed in the schedule to the Trust Agreement with the Trustee and pursuant to which the Trustee has provided to or on the order of the Depositor documentation evidencing ownership of units (the "Units") of fractional undivided interest in and ownership of each trust of the Fund (a "Trust"), created under said Trust Agreement.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

     1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Trusts have been duly authorized; and

     2. The certificates evidencing the Units in the Trusts, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Trusts and the Depositor in accordance with the terms thereof.


     We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-104431) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related prospectus.

                                                         Respectfully submitted,

                                                              CHAPMAN AND CUTLER